Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      We consent to the incorporation by reference in Registration Statements No. 333-61101, as amended; No. 333-35051; and No. 333-88216 of Hearst-Argyle Television, Inc. on Form S-3, and in Registration Statements No. 333-115280; No. 333-115279; No. 333-75709; and No. 333-35043 of Hearst-Argyle Television, Inc. on Form S-8, of our reports dated February 25, 2005, relating to the consolidated financial statements and financial statement schedule of Hearst-Argyle Television, Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Hearst-Argyle Television, Inc. for the year ended December 31, 2004.
/s/  Deloitte & Touche LLP
New York, New York
March 21, 2005

97